FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares First Quarter Dividend

February 15, 2017, Hampton, VA Old Point Financial Corporation ("OPOF" – Nasdaq) has declared a quarterly dividend of $0.11 per share of common capital stock to be paid on March 31, 2017 to shareholders of record as of February 28, 2017.

Old Point Financial Corporation ("OPOF" - Nasdaq) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. For more information, contact Erin Black, Senior Vice President/Marketing Director, Old Point National Bank at eblack@oldpoint.com. OldPoint.com